Exhibit 3.8
BY-LAWS
OF
AKGI-ST. MAARTEN NV
ARTICLE I
Shareholders
     Section 1.1. Annual Meeting.
1.	The annual meeting shall be held annually, and not later than six months after the end of the financial year.

2.	The agenda for that meeting shall contain inter alia the following points for discussion:
a.	the annual report;

b.	adoption of the annual accounts;

c.	appropriation of profits;

d.	filling of any vacancies;

e.	other proposals brought up by the Management Board, the Supervisory Board or by shareholders representing the aggregate at least one tenth of the issued capital, and announced with due observance of Section 1.3.
     Section 1.2. Other Meetings.
1.	Other general meetings of shareholders shall be held as often as the Management Board or the Supervisory Board shall deem necessary.

2.	Shareholders representing in the aggregate at least one tenth of the issued capital may request the Management Board to convene a general meeting of shareholders, stating the subjects to be discussed. If the Management Board has not convened a meeting within four weeks in such a manner that the meeting can be held within six weeks after the request, the persons who made the request shall be authorized to convene the meeting themselves.

     Section 1.3. Convocation Agenda.
1.	Subject to the provision contained in Section 1.2, paragraph 2, general meetings of shareholders shall be convened by the Management Board or the Supervisory Board.

2.	Unless otherwise required by law, the convocation shall take place no later than on the fifteenth day prior to the date of the meeting.

3.	The notice of convocation shall specify the subjects to be discussed. Subjects which were not specified in the notice of convocation may be announced at a later date, provided this be done with due observance of the requirements of this article.
     Section 1.4. Place of Meetings. The general meetings of shareholders shall be held in St. Maarten. Elsewhere within the Netherlands Antilles meetings may be held provided the total issued capital be represented at such meeting.
     Section. 1.5. Chairmanship. The Chairman of the Supervisory Board shall act as chairman of the meeting. In the event that no Supervisory Director shall be present, the shareholders shall choose a chairman. Until that moment a member of the Management Board shall act as chairman and in the absence of such a member, the oldest person present at the meeting shall act as chairman.
     Section 1.6. Minutes, Records.
1.	Minutes shall be kept of the proceedings at every general meeting of shareholders by a secretary to be designated by the chairman. The minutes shall be adopted by the chairman and the secretary and shall be signed by them as evidence thereof.

2.	The chairman or the person who has convened the meeting may determine that notarial minutes shall be drawn up of the proceedings of the meeting. The notarial minutes shall be co-signed by the chairman.

3.	The Management Board shall keep a record of the resolutions made. If the Management Board is not represented at a meeting, the Management Board shall be provided with a transcript of the resolutions as soon as possible after the meeting, by or on behalf of the chairman of such meeting. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request, each of them shall be provided with a copy or an extract of such record not more than at cost.
     Section 1.7. Rights at Meeting. Admittance.

1.	Each shareholder shall be entitled to attend the general meeting of shareholders, to address the meeting and to exercise his voting rights.

2.	Each share confers the right to cast one vote.

3.	Each shareholder or his proxy shall sign the attendance list.

4.	The right to take part in the meeting in accordance with paragraph 1 may be exercised by a proxy thereto authorized in writing. Subject to applicable law, the expression “in writing” shall include any message transmitted by current means of communication and received in writing.

5.	The members of the Management Board and of the Supervisory Board, as such, shall have the right to advise the general meeting of shareholders.

6.	The shareholders, acting by majority vote, shall decide on the admittance of persons other than those mentioned above in this article.
     Section 1.8. Votes.
1.	To the extent that the law does not require a greater majority, all resolutions shall be doped by absolute majority of the votes cast.

2.	If in an election of person a majority is not obtained, a second free vote shall be taken. If again a majority is not obtained, further votes shall be taken until either one person obtains the absolute majority or the vote is between two persons only, both of whom receive an equal number of votes. In the event of such further votes (not including the second free vote), each vote shall be between the persons who participated in the preceding vote, but with the exclusion of the person who received the smallest number of votes in the preceding vote If in a preceding vote more than one person should receive the smallest number of votes, lots shall be drawn to determine which of these persons should not participate int he new vote. If the votes are equal in a vote between two persons, lots shall be drawn to determine who has been elected.

3.	If there is a tie at a vote other than for the election of persons, the proposal shall be rejected.

4.	All votes shall be cast orally. The chairman is entitled to decide, however, that the votes shall be cast by ballot. If it concerns an election of persons, also a person present at the meeting an entitled to vote may demand a vote by ballot. Voting by ballot shall take place by means of closed, unsigned ballot-papers.

5.	Abstentions and invalid votes shall not be counted as votes.

6.	Voting by acclamation shall be possible if none of the persons present and entitled to vote objects to this.

     Section 1.9. Resolutions Outside Meetings, Records.
1.	Instead of at a general meeting of shareholders, resolutions of shareholders may also be adopted in writing provided they be adopted by the unanimous vote of all shareholders entitled to vote.

2.	The Management Board shall keep a record of the resolutions thus adopted. Each of the shareholders must procure that the Management Board is informed in writing of the resolutions adopted in accordance with paragraph l as soon as possible. The records shall be deposited at the offices of the company for inspection by the shareholders. Upon request, each of them shall be provided with a copy or an extract of such record not more than at cost.
     Section 1.10. Fixing Date for Determination of Shareholders of Record. In order that the corporation may determine the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Management Board or the Supervisory Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Management Board or the Supervisory Board, and which record date: (1) in the case of determination of shareholders entitled to vote at any meeting of shareholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) in the case of determination of shareholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Management Board or the Supervisory Board; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) the record date for determining shareholders entitled to express consent to corporate action in writing without a meeting, when no prior action of the Management Board or the Supervisory Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation in accordance with applicable law, or, if prior action by the Management Board or the Supervisory Board is required by law, shall be at the close of business on the day on which the Management Board or the Supervisory Board adopts the resolution taking such prior action; and (3) the record date for determining shareholders for any other purpose shall be at the close of business on the day on which the Management Board or the Supervisory Board adopts the resolution relating thereto. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Management Board or the Supervisory Board may fix a new record date for the adjourned meeting.

     Section 1.11. List of Shareholders Entitled to Vote. The appropriate officer of the corporation shall prepare and make, at least ten days before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof and may be inspected by any stockholder who is present. Upon the willful neglect or refusal of the directors to produce such a list at any meeting for the election of directors, they shall be ineligible for election to any office at such meeting. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the shareholders entitled to examine the stock ledger, the list of shareholders or the books of the corporation, or to vote in person or by proxy at any meeting of shareholders.
     Section 1.12. Inspectors of Election. The corporation may, and shall if required by law, in advance of any meeting of shareholders, appoint one or more inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of shareholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of shareholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE II
Board of Directors
       Section 2.1. Appointment; Suspension and Dismissal; Renumeration.
1.	The shareholders shall appoint the members of the Management Board. The General Meeting may grant the title of “President” at a managing director.

2.	A member of the Management Board may be suspended and dismissed by the shareholders at all times.

3.	A suspension may be extended one or more times but may not last longer than three months in the aggregate. If at the end of that period no decision has been made on the removal of the suspension or on dismissal, the suspension shall cease.

4.	The Supervisory Board shall determine the renumeration and further conditions of employment for each member of the Management Board.
       Section 2.2. Duties of the Management Board; Division of Tasks.
1.	Subject to the restrictions imposed by these articles of association, the Management Board shall be entrusted with the management of the company.

2.	The Management Board may lay down rules regarding its decision making process.

3.	The Management Board may determine the tasks with which each member of the Management Board shall be charged more in particular.

4.	The rules referred to in paragraph 2 as well as the division of tasks shall require the approval of the Supervisory Board.
       Section 2.3. Meetings and Decision Making.
1.	The Management Board shall meet in St. Maarten.

2.	A member of the Management Board may be represented in a meeting by another member of the said Board, who may vote in that meeting as his proxy, authorized in writing.

3.	Any member of the Management Board may waive his right to be summoned in writing to attend a meeting of the Board by means of a written notice signed by him or his representative either before, after or at the meeting. Any managing director who is present or represented at the meeting shall be deemed to have made a waiver as aforesaid. The Management Board may also hold its meetings by means of a telephone conference.

4.	Unless otherwise provided in these articles, the absolute majority of managing directors present or represented at the meeting shall form a quorum for the adoption of resolutions by the Management Board.

5.	Unless explicitly otherwise provided in these articles, all resolutions of the Management Board shall require an absolute majority of the votes cast. In case of a tie, the chairman of the meeting shall have the deciding vote.

6.	Resolutions adopted without a meeting having been held, signed by all members of the Management Board, shall have the same effect as a resolution validly adopted in a meeting of the Management Board, duly called and held.

7.	Minutes of the meetings of the Management Board shall be kept, and shall be signed by the secretary and the chairman of the meeting, or by another person thereto designated by the Management Board.
     Section 2.4. Representation.
1.	The Management Board shall be authorized to represent the company. If the Management Board should consist of two or more managing directors, two managing directors acting jointly shall also be authorized to represent the company. The President, if appointed, may represent the company singly.

2.	The Management Board, with the approval of the Supervisory Board, may appoint staff members with general or limited powers to represent the company. Each staff member shall be competent to represent the company with due observance of the limits of his powers. The Management Board shall determine their titles.

3.	In the event of a conflict of interest between the company and a member of the Management Board, the company shall be represented by one or more persons to be designated thereto by the Supervisory Board.
     Section 2.5. Approval of Resolutions of the Management Board. The Management Board shall require the prior approval of the Supervisory Board for management resolutions or, as the case may be, management acts regarding the following transactions:
a.	the acquisition, encumbrance or disposal of real estate;

b.	the lending and borrowing of moneys;

c.	the entering into of partnerships, companies and cooperation;

d.	The consenting to settlements and the effecting of compromises;

e.	the entering into of agreements according to which the company undertakes to furnish guarantees or binds itself as co-debtor in several, or the granting of guarantees and the giving of security for the obligations of third parties;

f.	the conducting of legal proceedings or arbitration proceedings;

g.	the entering into of agreements or the making of commitments on behalf of the company, involving an amount of over US $25,000.

     Section 2.6. Absence or Prevention. If a member of the Management Board is absent or is prevented from performing his duties, the remaining members or member of the Management Board shall be temporarily entrusted with the entire management of the company. If all members of the Management Board or the sole member of the Management Board are (is) absent or prevented from performing their (his) duties, the management of the company shall be temporarily entrusted to the person(s) to be designated annually in this respect by the Supervisory Board.
     Section 2.7. The Supervisory Board.
1.	The members of the Supervisory Board shall be appointed by the General Meeting, and they may be suspended or dismissed by the General Meeting at any time. The General Meeting may grant a renumeration to each member of the Supervisory Board.

2.	The Supervisory Board shall be charged with the supervision of the Management Board, its policies and the general course of the business of the company and the enterprise connected therewith. The Supervisory Board shall assist the Management Board with advice. The Supervisory Board shall be guided in the performance of its duties by the interest of the company an the enterprise connected therewith. The Management Board shall inform the Supervisory Board in time insofar as required for the proper exercise of its duties.

3.	The Supervisory Board shall be competent to suspend the managing directors. In such event the Supervisory Board — unless the suspension has meanwhile been annulled — shall convoke a general meeting of shareholders as soon as possible, to be held within one month after the commencement of the suspension, at which meeting it will be decided whether the suspended managing director(s) will be removed, or whether the suspension will be annulled or maintained for further investigation. If the general meeting of shareholders has not been held within the above-mentioned period, or if within six months after the meeting no final resolution has been adopted by the General Meeting as to the suspension, the same shall be annulled by law.

4.	The Supervisory Board shall have access to the buildings and the property of the company at all times, and shall be competent to inspect the books and record of the company. The Supervisory Board may designate one or more of its members or an expert to exercise the above rights. The Supervisory Board in addition may cause itself to be assisted by an expert.

5.	The Supervisory Board shall meet on a regular basis, and also whenever a member of the Supervisory Board shall deem such advisable. The meetings of the Supervisory Board shall be held preferable in St. Maarten.

6.	The Supervisory Board shall resolve by absolute majority of the votes cast. The Supervisory Board may adopt resolutions only if the majority of its members is present or represented.

7.	The Supervisory Board may also adopt resolutions outside a meeting, provided the resolution be confirmed in writing and signed by all the members of the Supervisory Board.

ARTICLE III
Committees
     Section 3.1. Committees. The Management Board or the Supervisory Board may, by resolution passed by a majority of the whole Management Board or the Supervisory Board, designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Management Board or the Supervisory Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Management Board or the Supervisory Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Management Board or the Supervisory Board, shall have and may exercise all the powers and authority of the Management Board or the Supervisory Board in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it.
     Section 3.2. Committee Rules. Unless the Management Board or the Supervisory Board otherwise provides, each committee designated by the Management Board or the Supervisory Board may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Management Board or the Supervisory Board conducts its business pursuant to Article II of these by-laws.

ARTICLE IV
Stock
     Section 4.1. Registered Shares. All shares are to be registered shares. Except as required by law and provided in Section 4.3, no certificates need be issued.
Section 4.2. Register of Shareholders.

1.	The Management Board shall keep a register in which are to be entered the names and addresses of all holders of shares and the amount paid upon each share.

2.	The names and addresses of those who, as appears from the information given to the company, have a usufruct or a possessory lien on shares, shall be entered in the register.

3.	Each shareholder, each usufructuary and each holder of a possessory lien is required to give written notice of his address to the company.

4.	The register shall be kept up to date on a regular basis. All entries and notes in the register shall be signed by the Management Board.

5.	On application by a shareholder, a usufructuary or a holder of a possessory lien, the Management Board shall furnish an extract from the register, free of charge, insofar as it relates to his right to a share.

6.	The management Board shall make the register available for inspection by the shareholders at the company’s office.
     Section 4.3. Certificates. Every holder of stock shall be entitled to have a certificate signed by or in the name of the corporation by appropriate members of the Management Board and the Supervisory Board certifying the number of shares owned by him in the corporation. Any of or all the signatures on the certificate may be a facsimile. In case any member who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such a member before such certificate is issued, it may be issued by the corporation with the same effect as if he were such a member at the date of issue.
     Section 4.4. Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates. The corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE V
Indemnification
     Section 5.1. Right to Indemnification. The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (an “indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the foregoing, but subject to Section 5.3 of this Article V, the corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) commenced by such indemnitee only if the commencement of such proceeding (or pan thereof) by the indemnitee was authorized by the Board of Directors of the corporation.
     Section 5.2. Prepayment of Expenses. The corporation shall pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article V or otherwise.
     Section 5.3. Claims. If a claim for indemnification or payment of expenses under this Article V is not paid in full within sixty days after a written claim therefor by the indemnitee has been received by the corporation, the indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the indemnitee was not entitled to the requested indemnification or payment of expenses under applicable law.
     Section 5.4. Nonexclusivity of Rights. The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of shareholders or disinterested directors or otherwise.
     Section 5.5 Other Indemnification. The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

     Section 5.6. Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE VI
Miscellaneous
     Section 6.1. Fiscal Year. The fiscal year of the corporation shall begin on January 1 of each year.
     Section 6.2. Seal. The corporate seal shall have the name of the corporation inscribed thereon and shall be in such form as may be approved from time to time by the Management Board or the Supervisory Board.
     Section 6.3. Waiver of Notice of Meetings of Shareholders, Directors and Committees. Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the shareholders, directors, or members of a committee of directors need be specified in any written waiver of notice.
     Section 6.4. Interested Directors; Quorum. No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Management Board or the Supervisory Board or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if: (1) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Management Board or the Supervisory Board or the committee, and the Management Board or the Supervisory Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or (2) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (3) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Management Board or the Supervisory Board, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Management Board or the Supervisory Board or of a committee which authorizes the contract or transaction.
     Section 6.5. Form of Records. Any records maintained by the corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photo-

graphs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time.